Exhibit 99.1

Press Release

January 26, 2012

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE YEAR ENDED DECEMBER 31, 2011

LCNB Corp. (LCNB) today announced net income of $1,954,000 (total basic and diluted earnings per share of $0.29 and $0.28, respectively) and $8,115,000 (total basic and diluted earnings per share of $1.21 and $1.20, respectively) for the three months and year ended December 31, 2011, respectively.  Commenting on 2011 earnings, LCNB CEO Steve Wilson stated, “We are pleased to report our earnings for 2011.  We continue to be consistent in earnings, having achieved over a 1% return on average assets and a double digit return on average equity for over 35 straight years. That, coupled with the consistency of our dividends through these very difficult times, is a tribute to the entire team at LCNB.”

The earnings for 2011 compare to $2,420,000 (total basic and diluted earnings per share of $0.36 and $0.35, respectively) and $9,373,000 (total basic and diluted earnings per share of $1.40 and $1.39, respectively) for the comparable three and twelve-month periods in 2010.  Net income from continuing operations for the three months and year ended December 31, 2011 was $1,954,000 and $7,322,000, respectively.  This compares to $2,357,000 and $9,133,000 for the comparable periods in 2010.  Income from discontinued operations, net of tax, for the year ended December 31, 2011 was $793,000, which is a $553,000 increase from the comparable period in 2010.  This increase was caused by the sale of LCNB’s insurance agency subsidiary, Dakin Insurance Agency, Inc., during the first quarter 2011 and reflects the gain recognized on the sale less certain related closing costs, taxes, and a curtailment expense recognized in LCNB’s nonqualified defined benefit retirement plan due to the sale.

Net loan charge-offs for 2011 and 2010 totaled $1,799,000 and $2,037,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,707,000 or 0.80% of total loans at December 31, 2011, compared to $4,061,000 or 0.89% of total loans at December 31, 2010.  The decrease was primarily due to the receipt of a guarantee payment on a Small Business Administration loan that had been classified as non-accrual at December 31, 2010 and partial charge-offs recognized on other loans.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $1,642,000 at December 31, 2011 and $2,114,000 at December 31, 2010.  The decrease is due to the sale of a commercial property and other repossessed assets during 2011.

Net interest income for the three months and year ended December 31, 2011 increased $38,000 and $9,000, respectively, over the comparative periods in 2010 primarily due to an increase in average interest earning assets, partially offset by a decrease in the net interest margin.

Non-interest income for the three months ended December 31, 2011 was $713,000 less than the comparable period in 2010 primarily due to a decrease in net gains from the sale of investment securities and a decrease in net gains from the sale of mortgage loans  Non-interest income for the full-year period in 2011 was $1,123,000 less than in 2010 primarily due to the absence in 2011 of death benefits received from bank owned life insurance during the second quarter 2010, a decrease in net gains from the sale of mortgage loans, and a decline in service charges and fees on deposit accounts. These decreases were partially offset by an increase in trust income.

Non-interest expense for the full-year period of 2011 was $572,000 greater than the comparable period in 2010 primarily due to increases in employee salaries and benefits, equipment expenses, and computer maintenance and supplies. These increases were partially offset by decreases in FDIC insurance premiums, occupancy expenses, and write-downs related to other real estate owned.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.